Standard Register

600 Albany St.  ·  Dayton, OH   45408

News media contact:

937.221.1000  ·  937.221.1486 (fax)

Lesley Sprigg· 937.221.1825

www.standardregister.com

lesley.sprigg@standardregister.com

Investor contact:

Robert J. Cestelli  ·  937.221.1304

robert.cestelli@standardregister.com

For Release on April 27, 2007 at 8 a.m. EDT

Standard Register Reports First Quarter 2007 Financial Results

DAYTON, Ohio (April 27, 2007) – Standard Register (NYSE: SR) today reported its financial results for the first quarter ended April 1, 2007.

Results of Operations

Total Revenue on Continuing Operations was $227.4 million in the first quarter 2007, compared to $228.5 million for the comparable quarter of 2006.  Document and Label Solutions (DLS) was down 5.4 percent, reflecting lower unit demand and pricing pressures on some traditional forms products that face slow but steady erosion due to technology.  Conversely, Print-On-Demand Services was up 7.6 percent, Document Systems was 16.7 percent ahead of last year, and other operating segments rose a collective 11.4 percent.  “Although our sales were relatively flat overall for the quarter, I am very encouraged by the growth we have experienced in areas where we have made investments and see long-term potential,” said Dennis Rediker, president and chief executive officer.

As previously reported, the Company sold its Digital Solutions start-up business in April for $2.5 million.  The results of this business unit are reported as a discontinued operation.  Revenue was not material and pre-tax losses were $1.0 million in the first quarter 2007 and $5.2 million for the whole of last year.  The Company expects to report a pre-tax gain of approximately $1.5 million in the second quarter.  “We remain bullish on digital writing technology, but we elected to focus our resources on advancing our core document services strategy,” said Rediker.

The Company took action in the quarter to reduce its DLS cost structure, closing its Middlebury, Vermont plant and redistributing most of its output capacity to other manufacturing facilities.  Restructuring expense in the quarter was $2.4 million.  Impairment charges related to this facility were recorded in the fourth quarter 2006 and were revised downward by $0.4 million in the current quarter based on an offer received for the property.

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The Company expects to incur some additional restructuring, training, and relocation-related costs before the realignment actions conclude late in the third quarter; on-going annualized savings are estimated at approximately $4.5 million.

The amortization of prior years’ pension gains and losses produced a first quarter expense of $7.0 million.  This compares to an amortization expense of $6.0 million for the first quarter of 2006.  These amortization expenses relate primarily to the decline in pension assets during the weak stock markets in 2001 and 2002, and the coincident increase in pension liability brought about by lower interest rates.

Operating income on continuing operations before the above expenses for restructuring, impairment, and prior years’ pension losses was $9.4 million in the quarter, compared to $14.2 million on a comparable basis for the prior year.   The $4.8 million decline is attributed primarily to a $5.9 million drop in the gross margin due to a revenue decrease at a major account in mid-2006 and higher DLS manufacturing costs related in major part to the restructuring action now underway.  SG&A expense, excluding the pension amortization, and depreciation expense totaled about $1.0 million lower in the current quarter.

The table below reconciles the preceding non-GAAP figures to the Company’s net operating results after tax.

[$ Millions, rounded]	1st Quarter
CONTINUING OPERATIONS	2007	2006	Chg
Income from Continuing Operations Before Restructuring,
Impairment, and Amortization of Past Pension Losses	9.4	14.2	-4.8

Restructuring Expense	-2.4	-1.1	-1.3
Impairment Expense	0.4	-1.7	2.1
Amortization of Past Pension Losses	-7.0	-6.0	-1.0
Income on Continuing Operations	0.4	5.4	-5.1

Interest & Other Income / (Expense)	-0.7	-0.5	-0.3
Pretax Income / (Loss)	-0.4	5.0	-5.3

Income Taxes	-0.2	2.1	-2.3
Net Income / (Loss) on Continuing Operations	-0.2	2.9	-3.1

DISCONTINUED OPERATIONS	-0.6	-1.5	0.8

CUMULATIVE EFFECT OF CHANGE
IN ACCOUNTING PRINCIPLE		0.1	-0.1

TOTAL NET INCOME / (LOSS)	-0.8	1.5	-2.3

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Including restructuring, impairment, and amortization of past years’ pension losses, the Company reported an income on continuing operations of $0.4 million this year versus $5.4 million last year.  After interest and tax, and including the losses on discontinued operations, the net loss in the quarter was $0.8 million or $0.03 per share compared to a prior year net income of $1.5 million or $0.05 per share.

The Company’s net debt, total debt less cash and short-term investments, increased $10.0 million in the quarter – about the same increase as was recorded for the first quarter of 2006.  This year’s increase reflects seasonal demands on cash, slightly higher capital spending of $8.2 million, $5.0 million in voluntary pension contributions, and dividends of $6.7 million.

Outlook

“We are encouraged by the strong showing in our growth businesses,” said Rediker, “and we expect our total year to show low-to-mid single digit top-line growth overall.  Capital spending should be in the $25 - $28 million range for the year and we continue to plan for $20.0 million in pension contributions.”

Dividend

Standard Register’s board of directors declared on April 26, 2007 a quarterly dividend of $0.23 per share to be paid on June 8, 2007, to shareholders of record as of May 25, 2007.

Presentation of Information in This Press Release

This press release presents information that excludes restructuring, impairment charges and amortization of past pension losses.  These financial measures are considered non-GAAP.  Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows where amounts are either excluded or included not in accordance with generally accepted accounting principles (GAAP).  This information is intended to enhance an overall understanding of the financial performance due to the non-operational nature of these items and the significant change from period to period.  This presentation is consistent with the manner in which the Board of Directors internally evaluates performance.

The presentation of non-GAAP information is not meant to be considered in isolation or as a substitute for results prepared in accordance with principles generally accepted in the United States.

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Conference Call

Standard Register president and chief executive officer Dennis Rediker and chief financial officer Craig Brown will host a conference call at 10 a.m. EDT on April 27, 2007, to review the first quarter results.  The call can be accessed via an audio webcast which is accessible at:  http://www.standardregister.com/investorcenter.

About Standard Register

Standard Register is a premier document services provider, trusted by companies to manage the critical documents they need to thrive in today’s competitive climate.  Relying on nearly 100 years of industry expertise, Lean Six Sigma methodologies and leading technologies, the company helps organizations increase efficiency, reduce costs, mitigate risks, grow revenue and meet the challenges of a changing business landscape.  It offers document and label solutions, e-business solutions, consulting and print supply chain services to help clients manage documents across their enterprise.  More information is available at www.standardregister.com.

Safe Harbor Statement

This report includes forward-looking statements covered by the Private Securities Litigation Reform Act of 1995.  Because such statements deal with future events, they are subject to various risks and uncertainties and actual results for fiscal year 2007 and beyond could differ materially from the Company’s current expectations.

Forward-looking statements are identified by words such as “anticipates,” “projects,” “expects,” “plans,” “intends,” “believes,” “estimates,” “targets,” and other similar expressions that indicate trends and future events.

Factors that could cause the Company’s results to differ materially from those expressed in forward-looking statements include, without limitation, variation in demand and acceptance of the Company’s products and services, the frequency, magnitude and timing of paper and other raw-material-price changes, general business and economic conditions beyond the Company’s control, timing of the completion and integration of acquisitions, the consequences of competitive factors in the marketplace, cost-containment strategies, and the Company’s success in attracting and retaining key personnel.  Additional information concerning factors that could cause actual results to differ materially from those projected is contained in the Company’s filing with The Securities and Exchange Commission, including its report on Form 10-K for the year ended December 31, 2006.  The Company undertakes no obligation to revise or update forward-looking statements as a result of new information since these statements may no longer be accurate or timely.

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THE STANDARD REGISTER COMPANY

STATEMENT OF OPERATIONS	Y-T-D
(In Thousands, except Per Share Amounts)	13 Weeks Ended	13 Weeks Ended
	1-Apr-07	2-Apr-06

TOTAL REVENUE	$227,431	$228,521

COST OF SALES	151,496	146,718

GROSS MARGIN	75,935	81,803

COSTS AND EXPENSES
Selling, General and Administrative	66,918	66,246
Depreciation and Amortization	6,655	7,327
Asset Impairment	(409)	1,694
Restructuring	2,406	1,090

TOTAL COSTS AND EXPENSES	75,570	76,357

INCOME FROM CONTINUING OPERATIONS	365	5,446

OTHER INCOME (EXPENSE)
Interest Expense	(797)	(514)
Other income	68	36
Total Other Expense	(729)	(478)

(LOSS) INCOME FROM CONTINUING OPERATIONS
BEFORE INCOME TAXES	(364)	4,968

Income Tax (Benefit) Expense	(175)	2,090

NET (LOSS) INCOME FROM CONTINUING OPERATIONS	(189)	2,878

DISCONTINUED OPERATIONS
Loss from discontinued operations, net of taxes	(639)	(1,458)

NET (LOSS) INCOME BEFORE CUMULATIVE EFFECT OF A
CHANGE IN ACCOUNTING PRINCIPLE	(828)	1,420

Cumulative effect of a change in accounting principle, net of taxes	-	78

NET (LOSS) INCOME	($828)	$1,498

Average Number of Shares Outstanding - Basic	28,635	28,738
Average Number of Shares Outstanding - Diluted	28,635	28,766

BASIC AND DILUTED EARNINGS (LOSS) INCOME PER SHARE
(Loss) income from continuing operations	($0.01)	$0.10
Loss from discontinued operations	(0.02)	(0.05)
Net (loss) income per share	($0.03)	$0.05

Dividends Paid Per Share	$0.23	$0.23

BALANCE SHEET
(In Thousands)	1-Apr-07	31-Dec-06

ASSETS
Cash & Short Term Investments	$1,688	$488
Accounts Receivable	127,274	135,839
Inventories	49,092	49,242
Other Current Assets	32,034	32,201
Total Current Assets	210,088	217,770

Plant and Equipment	119,931	119,339
Goodwill and Intangible Assets	8,070	8,168
Deferred Taxes	84,797	86,710
Other Assets	21,646	20,092

Total Assets	$444,532	$452,079

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Portion Long-Term Debt	$224	$358
Current Liabilities	81,728	100,956
Deferred Compensation	16,866	17,190
Long-Term Debt	52,355	41,021
Retiree Healthcare	20,448	20,398
Pension Liability	150,739	153,953
Other Long-Term Liabilities	1,294	36
Shareholders' Equity	120,878	118,167

Total Liabilities and Shareholders' Equity	$444,532	$452,079